Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
WALTER T. BROMFIELD (813) 209-0602
JUDITH M. CORTINA (610) 595-8055
MARITRANS ANNOUNCES CONTRACT FOR THREE NEW 45,000 DWT
TUG-BARGES AT BENDER SHIPBUILDING & REPAIR
     TAMPA, FL — September 6, 2005 Maritrans Inc. (NYSE: TUG), a leading U.S. flag marine petroleum transportation company, today announced that it has signed a contract with Bender Shipbuilding & Repair Co., Inc. to build three new articulated tug-barge units, each having a carrying capacity of 335,000 barrels. Each barge will be connected to a 12,000 horsepower tug boat utilizing the latest version of the Intercon connection system.
     The Company also announced that it has signed a long-term volume contract for lightering services with Sunoco Inc. (R&M). Maritrans estimates that approximately 70% of the annual total barrels lightered by the Company will be fulfilled through the Sunoco contract, while the remaining volume will be delivered to other Maritrans lightering customers on the Delaware River.
     Construction of the three new vessels will take place at both the Bender Shipbuilding facility in Mobile, Alabama and at their affiliated company, the Tampa Bay Shipbuilding & Repair Company, in Tampa, Florida. Maritrans estimates that the total cost of construction, including owner furnished equipment, will be approximately $77.5 million for each tug-barge unit. Maritrans expects to take delivery of the first unit in October of 2007, with the remaining two vessels expected to be delivered seven months apart in May and December of 2008, respectively. With the addition of the three units, Maritrans will become not only the largest owner/operator of vessels in its class size, but will also be the largest tug & barge U.S. coastwise operator based on carrying capacity.
     Jonathan Whitworth, Chief Executive Officer of Maritrans commented, “We are extremely pleased to announce that Maritrans is building three of the largest and most modern tug-barge units in the Jones Act fleet and entering into a long-term contract with Sunoco. Today’s announcements not only demonstrate our commitment to execute on our strategic growth initiatives outlined earlier in the year, but they also strengthen our relationship with two important strategic partners, Sunoco and Bender Shipbuilding, while positioning the Company to take advantage of strong long-term lightering demand in the Delaware Bay region. Going forward, we will remain steadfast in our approach to seeking growth opportunities that adhere to our strict return requirements for the benefit of our shareholders. At the same time, we will continue to focus on providing our customers with superior service that meets the highest safety and environmental standards.”

MARITRANS ANNOUNCES CONTRACT FOR THREE NEW 45,000 DWT TUG-BARGES

September 6, 2005
CONFERENCE CALL INFORMATION
     Maritrans’ management will host a conference call on September 6, 2005, at 2:00 p.m. eastern time, to discuss the Company’s announced three new tug-barges and the contract for lightering services with Sunoco. To access this call, please dial (800) 633-8581. A replay of the call may be accessed by dialing (800) 633-8284 and providing the reservation number 21259710. The replay will be available from 5:00 p.m. eastern time on September 6, 2005, to 11:59 p.m. eastern time on September 13, 2005. The conference call will also be webcast live on the Company’s website, www.maritrans.com, and will be available on the website through September 20, 2005.
ABOUT MARITRANS
     Maritrans Inc. is a U.S. based company with a 77-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. With 16 units, Maritrans has the largest fleet in its size category and one of the largest serving the U.S. coastwise trade. The fleet consists of five oil tankers and eleven oceangoing married tug/barge units with an aggregate fleet capacity of approximately 3.9 million barrels, of which 63 percent is double-hulled. Maritrans has two primary areas of focus: transporting refined products in the Gulf of Mexico to growth areas such as Florida and supplying Philadelphia area refineries with crude oil lightering from large foreign tankers. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area.
ABOUT BENDER
     Bender Shipbuilding & Repair Co., Inc., a third-generation family-owned company, is a leading mid-tier shipyard that builds, converts and repairs ocean-going vessels.
SAFE HARBOR STATEMENT
     The information in this news release includes certain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, and earnings per share or achievements to be materially different from those expressed in or implied by such forward-looking statements. These statements are based on assumptions the Company believes are reasonable, but a variety of factors could cause the Company’s actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted. Such factors include, among others, changes in oil companies’ decisions as to the type and origination point of the crude that it processes, changes in the amount of imported petroleum products, competition for marine transportation, domestic oil consumption, the continuation of federal law restricting United States point-to-point maritime shipping to U.S. vessels (the Jones Act), the timing and success of our double-hull rebuilding program, demand for petroleum products, future spot market rates, demand for our services, levels of foreign imports, changes in interest rates, the effect of war or terrorist activities and the general financial, economic, environmental and regulatory conditions affecting the oil and marine transportation industry in general. The Company is under no duty to update any of these forward-looking statements after the date of this release to conform such statements to actual results.
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